Exhibit 10.30

SUMMARY OF 2011 CASH BONUS PROGRAM

The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Dollar Financial Corp. (the “Company”) approved a cash bonus program for the Company’s fiscal year ended June 30, 2011 (“Fiscal 2011”) pursuant to which certain management personnel of the Company will participate (the “2011 Cash Bonus Program”), including each of the Company’s named executive officers: Jeffrey Weiss, Chairman and Chief Executive Officer; Randy Underwood, Executive Vice President and Chief Financial Officer; Norman Miller, Executive Vice President and Chief Operating Officer; Syd Franchuk, Executive Vice President and Chairman — National Money Mart Company; and Silvio Piccini, Senior Vice President and Managing Director — United Kingdom Operations (collectively, the “NEOs”). The 2011 Cash Bonus Program provides for target and maximum bonus opportunities as a percentage of each participant’s annual base compensation for Fiscal 2011, with that percentage determined based upon the Company’s achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals, the performance of the business unit in which the participant operates, and/or the Company’s achievement of strategic objectives established by the Board.

The following table sets forth the target and maximum bonus opportunities for each of the NEOs under the 2011 Cash Bonus Program, expressed as a percentage of each NEO’s annual base compensation for Fiscal 2011:

Named Executive Officer	Target Bonus Opportunity	Maximum Bonus Opportunity

Jeffrey Weiss	125%	175%
Randy Underwood	90%	180%
Norman Miller	90%	180%
Sydney Franchuk	60%	120%
Silvio Piccini	50%	100%

Under the 2011 Cash Bonus Program, the bonuses of Messrs. Weiss, Underwood and Miller will be based on the Company’s consolidated EBITDA for Fiscal 2011, the bonus of Mr. Franchuk will be based on the performance of the Company’s Canadian business unit during Fiscal 2011 and the bonus of Mr. Piccini will be based primarily on the performance of the Company’s U.K. business unit during Fiscal 2011.

The Committee and/or the Board will determine the EBITDA operating targets and methodology on which bonuses are paid pursuant to the 2011 Cash Bonus Program based upon methods historically used by the Company. The Committee and the Board retain the right to amend, alter or terminate the 2011 Cash Bonus Program at any time. Bonuses under the 2011 Cash Bonus Program will be calculated and paid after finalizing the Company’s annual financial results for Fiscal 2011.